Exhibit A

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
UGI CORPORATION

____________________________________________

UGI Corporation (the “Corporation”), a corporation organized and subsisting under and by virtue of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), in compliance with Section 1915 of the BCL, does hereby certify:

1. The name of the Corporation is UGI Corporation.

2. The address of the registered office of the Corporation in the Commonwealth of Pennsylvania is 460 North Gulph Road, King of Prussia, Montgomery County, Pennsylvania 19406.

3. The Corporation was incorporated pursuant to the BCL.

4. The Corporation was incorporated on December 20, 1991.

5. This Amendment to the Amended and Restated Articles of Incorporation shall be effective upon their filing with the Department of State of the Commonwealth of Pennsylvania.

6. At a meeting of the Board of Directors of the Corporation (the “Board”) on July 29, 2014, in accordance with the authority contained in Section 1914(c) of the BCL, the Board duly adopted a resolution proposing and declaring advisable the following amendment to the Corporation’s Amended and Restated Articles of Incorporation:

NOW, THEREFORE, IT IS HEREBY RESOLVED, that, in accordance with the authority contained in Section 1914(c)(3) of the BCL, the first sentence of Article IV of the Articles be amended to read in its entirety as follows:

“The aggregate number of shares which the Corporation shall have the authority to issue is 460,001,000 shares, divided into 450,000,000 shares of Common Stock, without par value (hereinafter called the “Common Stock”), 1,000 shares of Restructuring Stock, without par value (hereinafter called the “Restructuring Stock”), 5,000,000 shares of Series Preference Stock, without par value (hereinafter called the “Preference Stock”), and 5,000,000 shares of Series Preferred Stock, without par value (hereinafter called the “Preferred Stock”) (the Restructuring Stock, the Preference Stock and the Preferred Stock are hereinafter collectively called the “Senior Stock”).”

IN WITNESS WHEREOF, these Articles of Amendment to the Amended and Restated Articles of Incorporation have been duly executed by the undersigned this 4th day of August, 2014.

UGI CORPORATION

By:/s/ Monica M. Gaudiosi

Name: Title:	Monica M. Gaudiosi Secretary